News Release

For Further Information:

Ron Iori (816) 854-7502, ron.iori@hrblock.com

H&R Block Considering Strategic Alternatives for Option One, Revises Profit Outlook

Company Takes Steps to Align Option One to Changing Mortgage Market

FOR RELEASE NOVEMBER 6, 2006

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today announced it is evaluating strategic alternatives for Option One Mortgage Corp., including a possible sale or other transaction through the public markets.

H&R Block also revised its earnings guidance for fiscal 2007 to reflect continued pricing pressures in the mortgage market as well as lower-than-expected originations.

“Option One has generated an outstanding record of growth and profitability during H&R Block’s ownership while achieving one of the most efficient cost structures in the industry,” said Mark Ernst, chairman and chief executive officer. “As a result, it has been difficult to consider other possibilities for this business, but a potential separation of Option One would enable H&R Block to further focus management resources on its core businesses and create long-term shareholder value.”

The company has retained Goldman, Sachs & Co. to assist in the review of alternatives. Any proposed transaction will be subject to approval by H&R Block’s board of directors.

Option One is taking further actions to reflect changes in the mortgage market. The company will consolidate by one-third its loan fulfillment operations by closing 12 branch offices over the next four months. Business from these branches will be transferred to other offices, bringing processing capacity in line with current and future volumes without sacrificing service.

Based in Irvine, California, Option One is a leading national wholesale originator and servicer of non-prime residential mortgage loans and reaches homebuyers through wholesale, national accounts, correspondent and H&R Block Mortgage Corp. offices. In fiscal 2006, Option One was the nation’s fifth largest originator of non-prime residential mortgages, with $40 billion in originations.

In addition, Option One has earned the top reputation in the industry for serving mortgage holders. The company services about $74 billion in non-prime mortgages.

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Earnings per share for H&R Block’s fiscal year, ending April 30, 2007, are now expected to be $1.20 to $1.45. The company previously had forecast $1.60 to $1.85 per share. The guidance revision is entirely attributable to changes in the near-term outlook for the mortgage segment and does not include any impact from a sale or other transaction affecting the business.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting services and products.  H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955.  The company and its subsidiaries generated revenues of $4.9 billion and net income of $490 million in fiscal year 2006.  The company operates in four principal business segments: Tax Services (income tax preparation and advice via in-office, online and software solutions); Mortgage Services (non-prime mortgage originations and loan servicing); Business Services (tax, accounting and consulting services for midsized businesses); and Consumer Financial Services (investment and financial advisory services, retail mortgage loans and banking services).  Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands – H&R Block, Option One and RSM McGladrey.  For more information visit our Online Press Center at www.hrblock.com.

About Option One

Founded in 1992, Option One Mortgage Corporation originates and acquires non-prime residential mortgage products through a national network of brokers and lenders. Option One also services and sub-services non-prime mortgage loans, with more than $74 billion under management as of July 31, 2006. For more information about Option One, visit the company’s Web site at www.oomc.com.

Forward-Looking Statement

The information contained in this press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information and management’s expectations regarding the company, speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, the uncertainty of the entry by the company into an agreement regarding any sale or public market alternative involving the separation of Option One Mortgage Corporation; the uncertainty regarding the completion of any such transaction; the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2007; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board of directors’ authorization; the uncertainty of the impact and effect of changes in the non-prime market, including changes in interest rates, loan origination volume and levels of early payment defaults and resulting loan repurchases; changes in the company’s effective income tax rate; litigation involving the company and its subsidiaries; changes in economic, political or regulatory environments; changes in management and strategies; and risks described from time to time in reports and statements filed by the company and its subsidiaries with the Securities and Exchange Commission.

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